Exhibit 5.1

Opinion of Ropes & Gray LLP

May 2, 2005

Xerium Technologies, Inc.

One Technology Drive

Westborough Technology Park

Westborough, Massachusetts 01581

Re:	Registration of Securities of Xerium Technologies, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement (the “Registration Statement”) on Form S-1 (File No. 114703), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of shares of Common Stock, $.01 par value (the “Common Stock”), of Xerium Technologies, Inc., a Delaware corporation (the “Company”), including shares of Common Stock to cover over-allotments, if any. The shares of Common Stock to be registered pursuant to the Registration Statement (the “Shares”) include shares that are being offered by the Company and shares that are being offered by the Xerium 3 S.A. (the “Selling Stockholder”). The Shares are to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, the Selling Stockholder, Citigroup Global Markets Inc., Merrill Lynch Pierce Fenner & Smith Incorporated and CIBC World Markets Corp. as representatives of the underwriters named therein.

We have acted as counsel for the Company in connection with the proposed issuance and sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold in the manner described in the Registration Statement, will have been duly authorized and will be validly issued, fully paid and non-assessable.

Xerium Technologies, Inc.	May 2, 2005

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP